Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 67 to the Registration Statement on Form N-1A of our reports dated February 12, 2010 for Variable Insurance Product Fund: Equity-Income Portfolio, Growth Portfolio and Overseas Portfolio, and of our report dated February 19, 2010 for High Income Portfolio on the financial statements and financial highlights included in the December 31, 2009 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
April 15, 2010